Exhibit 99(j)





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated May 29, 2014 with respect to the financial statements of AllianceBernstein Emerging Markets Multi-Asset Portfolio for the fiscal year ended March 31, 2014 which is incorporated by reference in this Post-Effective Amendment No. 161 to the Registration Statement (Form N-1A No. 2-29901) of AllianceBernstein Cap Fund, Inc.


                                                          /s/ ERNST & YOUNG LLP


New York, New York
July 29, 2014